EXHIBIT 10.37
February 7, 2008
Mr. Peter Sheehan
2 Tyler Court
Natick, MA 01760
Re: Separation Agreement
Dear Peter:
     As we discussed, your employment with Belden Inc. (the “Company”) and all subsidiaries will terminate effective on the close of business, February 29, 2008 (the “Separation Date”). This letter confirms all of your entitlements arising out of your employment with and separation from the Company pursuant to your Executive Employment Agreement of July 16, 2006. You will receive:

1.	A severance payment equal to one times the sum of your current annual base salary and your 2007 target annual cash incentive award. To meet the requirements of the new deferred compensation rules (i.e., IRC 409A), $460,000 of this amount will be paid to you in equal monthly payroll installments over a twelve (12) month period commencing March 31, 2008. Half of the remaining $177,500 will be paid to you in a lump sum 6 months and a day after your Separation Date, and the remaining half will be paid in equal monthly payroll installments over a six (6) month period commencing September 30, 2008.	$637,500

2.	A 2007 annual cash incentive award payable in accordance with the terms of our annual cash incentive plan.	T-B-D

3.	Additional consideration for a six-month extension of the 12 month non-compete covenant in your employment agreement, which shall be paid to you on September 3, 2008.	$187,500

4.	Subject to your continued co-payment of premiums, continued participation for twelve (12) months in the Company’s medical benefits plan which covers you and your eligible dependents upon the same terms and conditions (except for the requirement of your continued employment) in effect for active employees of the Company. If you obtain other employment that offers substantially similar or more favorable medical benefits, continuation of such coverage by the Company will end. These health benefits will reduce the period of coverage (and count against your right to healthcare continuation benefits under COBRA) by twelve (12) months.

Mr. Peter Sheehan
February 7, 2008

     You are entitled to your accrued and unpaid salary through the Separation Date as well as accrued and unused vacation in accordance with Company policy. You also are entitled to all accrued, vested and unpaid benefits under all retirement, pension, and deferred compensation plans of the Company in which you are participating on the Separation Date. All such benefits shall be paid in accordance with the terms of the applicable plans and, where applicable, your previous elections. You are not eligible for retirement plan contributions with respect to payments made under section 1, 2, or 3 above.
     On February 21, 2008 (the first anniversary date of your grant of 4,200 RSUs for the attainment of your 2006 PSU goals), you will vest in 2,100 RSUs. The other half of the RSU award (which would have vested on the second anniversary of the grant date) will be cancelled. You will incur U.S. federal income tax upon the vesting of the 2,100 RSUs. As we have done in the past, you can instruct us to withhold shares to cover you tax withholding obligation. We must file a Form 4 with the SEC to reflect the tax withholding by March 4, 2008.
     As of the Separation Date, you also will be vested in the following SARs:

Grant Date	Options/SARs	Grant Price
2/22/06	2,133 SARs	$25.805
2/21/07	2,700 SARs	$47.705
You may exercise these awards until the earlier of the expiration date set forth in the applicable award or until ninety days following the Separation Date.
     All other stock options, RSUs, SARS, PSUs and other equity-based and long-term incentive awards (whether or not equity-based) shall lapse, and all such equity awards shall not be exercisable, as of the Separation Date.
     The Company will, to the extent required by applicable law, withhold from your amounts payable above, the amount of any withholding tax due with respect to such amounts.
     You agree to promptly return to the Company all tangible and intangible property of the Company, whether prepared by you or otherwise coming into your possession, and whether written, electronic or in any other format, including, without limitation, all files, records, documents, customer lists, software and equipment (such as personal computers, disks, and disk drives, and mobile communication devices).
     Payment of the amounts and benefits set forth above will be contingent on your returning to us by February 14, 2008 the signed General Release of All Claims that accompanies this letter and the revocation period set out in the general release having expired, or, in the case of Company employee plan benefits, such later date as may be provided in accordance with the applicable Company benefit plan in which you are a participant. All amounts hereunder also are conditioned upon your resignation from all

Mr. Peter Sheehan
February 7, 2008

offices of the Company and all subsidiaries held by you, pursuant to the attached letter. You also reconfirm that you will comply with the non-compete covenant of your employment agreement as extended by this separation agreement.
     We ask that you sign this letter below confirming our understanding above.
     This letter may be executed in one or more counterparts, each of which shall constitute an original for all purposes, and all of which taken together shall constitute one and the same agreement.

BELDEN INC.

/s/ Peter Sheehan	By:	/s/ Kevin Bloomfield

Peter Sheehan	Name: Kevin Bloomfield
Title: General Counsel